Exhibit 10

[Form of Confirmation]

DATE:	[•], 20[•]

TO:	Consolidated Edison, Inc.
ATTENTION:	Yukari Saegusa, Vice President and Treasurer
TELEPHONE:	[REDACTED]
FACSIMILE:	[REDACTED]
EMAIL:	[REDACTED]

FROM:	[•]
SUBJECT:	Issuer Forward Transaction

The purpose of this letter agreement (this “Confirmation”) is to confirm the terms and conditions of the Transaction entered into between [•] (“Dealer”) [through its agent [•] (the “Agent”)]1 and Consolidated Edison, Inc. (“Counterparty”) on the Trade Date specified below (the “Transaction”).

This Confirmation evidences a complete and binding agreement between Dealer and Counterparty as to the terms of the Transaction to which this Confirmation relates and supersedes all prior or contemporaneous written or oral communications with respect thereto. This Confirmation, together with any other Confirmations for registered forward transactions entered into between Dealer and Counterparty in connection with the Equity Distribution Agreement (as defined below) (each, an “Additional Confirmation”), shall supplement, form a part of, and be subject to an agreement (the “Agreement”) in the form of the 1992 ISDA Master Agreement (Multicurrency – Cross Border) as if Dealer and Counterparty had executed an agreement in such form (without any Schedule but with the elections set forth in this Confirmation) on the Trade Date. The Transaction and the transactions to which the Additional Confirmations, if any, relate (each, an “Additional Transaction”) shall be the sole Transactions under the Agreement. If there exists any ISDA Master Agreement between Dealer and Counterparty or any confirmation or other agreement between Dealer and Counterparty pursuant to which an ISDA Master Agreement is deemed to exist between Dealer and Counterparty, other than the Additional Confirmations, then notwithstanding anything to the contrary in such ISDA Master Agreement, such confirmation or agreement or any other agreement to which Dealer and Counterparty are parties, the Transaction shall not be considered a Transaction under, or otherwise governed by, such existing or deemed ISDA Master Agreement.

The definitions and provisions contained in the 2006 ISDA Definitions (the “Swap Definitions”) and the 2002 ISDA Equity Derivatives Definitions (the “Equity Definitions”) as published by the International Swaps and Derivatives Association, Inc. (“ISDA”) are incorporated into this Confirmation. Any reference to a currency shall have the meaning contained in Section 1.7 of the Swap Definitions.

THIS CONFIRMATION AND ALL MATTERS ARISING OUT OF OR RELATED HERETO WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK. THE PARTIES HERETO IRREVOCABLY SUBMIT TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK IN THE BOROUGH OF MANHATTAN IN NEW YORK CITY AND THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK IN CONNECTION WITH ALL MATTERS ARISING OUT OF OR RELATING HERETO AND WAIVE ANY OBJECTION TO THE LAYING OF VENUE IN, AND ANY CLAIM OF INCONVENIENT FORUM WITH RESPECT TO, THESE COURTS.

The time of dealing for the Transaction will be confirmed by Dealer upon written request by Counterparty.

1. In the event of any inconsistency among this Confirmation, the related Pricing Supplement (as hereinafter defined), the Swap Definitions, the Equity Definitions or the Agreement, the following will prevail for purposes of the Transaction in the order of precedence indicated: (i) the Pricing Supplement, (ii) this Confirmation; (iii) the Equity Definitions; (iv) the Swap Definitions and (v) the Agreement.

[1]	Insert if relevant for the Dealer.

2. Each party will make each payment specified in this Confirmation as being payable by such party not later than the specified due date, for value on that date in the place of the account specified below or otherwise specified in writing, in freely transferable funds and in a manner customary for payments in the required currency.

3. General Terms:

Buyer:	Dealer.

Seller:	Counterparty.

Trade Date:	[•], 20[•][2].

Effective Date:	The first day occurring on or after the Trade Date on which Shares that are sold through the [Agent] [insert name of relevant Forward Seller] acting as forward seller for Dealer, pursuant to the Equity Distribution Agreement (as hereinafter defined), have settled.

Number of Shares:	The aggregate number of Shares that are sold with respect to the Transaction through the [Agent] [insert name of relevant Forward Seller] acting as forward seller for Dealer, pursuant to the Equity Distribution Agreement, during the Initial Hedge Period; provided, however, that on each Relevant Settlement Date, the Number of Shares shall be reduced by the number of Designated Shares settled on such date.

Hedge Completion Date:	The earliest of (i) the date specified in writing as the Hedge Completion Date by Counterparty on or before such specified Hedge Completion Date, (ii) any Early Valuation Date, (iii) any Settlement Date and (iv) [•], 20[•]. Promptly after the Hedge Completion Date, Dealer will furnish Counterparty with a pricing supplement (the “Pricing Supplement”) substantially in the form of Annex C hereto specifying the Number of Shares as of the Hedge Completion Date (the “Initial Number of Shares”) and the Initial Forward Price, each determined in accordance with the terms hereof.

Maturity Date:	[DATE] (or, if such date is not a Clearance System Business Day, the next following Clearance System Business Day).

Daily Forward Price:	On the Hedge Completion Date, the Initial Forward Price, and on any other day, the Daily Forward Price as of the immediately preceding calendar day multiplied by the sum of (i) 1 and (ii) the Daily Rate for such day; provided that on each Forward Price Reduction Date, the Daily Forward Price in effect on such date shall be the Daily Forward Price otherwise in effect on such date, minus the Forward Price Reduction Amount for such Forward Price Reduction Date.

[2]	Date of entry into the Confirmation.

Initial Forward Price:	[•]%[3] of the Adjusted Volume-Weighted Hedge Price.

Adjusted Volume Weighted Hedge Price:	The volume weighted average price at which the Shares are sold with respect to the Transaction through the [Agent] [insert name of relevant Forward Seller] acting as forward seller for Dealer, pursuant to the Equity Distribution Agreement, during the period from and including the Trade Date through and including the Hedge Completion Date (adjusted, solely for the purposes of calculating the Adjusted Volume Weighted Hedge Price and during the period from, and including, the date one Settlement Cycle immediately following the Trade Date to, and including, the Hedge Completion Date, as the Calculation Agent determines appropriate to (i) reflect on each day during such period the sum of 1 and the Daily Rate for such day multiplied by the then-Initial Forward Price as of such day and (ii) reduce the then-Initial Forward Price by the relevant Forward Price Reduction Amount on each Forward Price Reduction Date occurring on or before the Hedge Completion Date) (such period, the “Initial Hedge Period”).

Daily Rate:	For any day, (i)(A) the Overnight Bank Funding Rate for such day, minus (B) the Spread, divided by (ii) 365. For the avoidance of doubt, the Daily Rate may be negative.

Overnight Bank Funding Rate:	For any day, the rate set forth for such day opposite the caption “Overnight Bank Funding Rate”, as such rate is displayed on the page “OBFR01 <Index> <GO>” on the BLOOMBERG Professional Service, or any successor page; provided that if no rate appears for any day on such page, the rate for the immediately preceding day for which a rate appears shall be used for such day.

Spread:	[•][4] basis points.

Forward Price Reduction Date:	Each ex-dividend date for the Shares as set forth in Schedule I hereto.

Forward Price Reduction Amount:	For each Forward Price Reduction Date, the Forward Price Reduction Amount set forth opposite such date on Schedule I.

Shares:	Common Shares, $0.10 par value per share, of Counterparty (Exchange identifier: “ED”).

Exchange:	New York Stock Exchange.

Related Exchange(s):	All Exchanges.

Clearance System:	The Depository Trust Company.

[3]	To be: 1 minus the Forward Hedge Selling Commission Rate (as defined in the Equity Distribution Agreement), expressed as a percentage.
[4]	NTD: To be recorded in the applicable Placement Notice (as amended by the corresponding Acceptance, if applicable), with each such term as defined in the Equity Distribution Agreement.

Valuation:

Designated Valuation:	Subject to Section 9 of this Confirmation, Counterparty shall have the right to designate from time to time one or more Scheduled Trading Days (each, a “Designated Date”) occurring following the Effective Date and on or prior to the Maturity Date for a valuation of the Transaction with respect to all or a portion of the Undesignated Shares as of the Designated Date by written notice to Dealer delivered no later than 11:30 a.m., New York time, on the applicable Settlement Method Election Date; provided that, except with respect to the Maturity Date, Counterparty may not designate a Designated Date occurring during an Unwind Period that is not the Designated Date for such Unwind Period unless Physical Settlement is applicable in respect of such Designated Date. The portion of the Undesignated Shares designated for valuation in respect of a Designated Date shall be the “Designated Shares” for such Designated Date. If the number of Undesignated Shares on the Maturity Date is greater than zero (meaning, for the avoidance of doubt, that Counterparty did not deliver written notice to Dealer designating the Maturity Date as the Designated Date with respect to such Undesignated Shares on or prior to the related Settlement Method Election Date), then the Maturity Date will be a Designated Date with a number of Designated Shares equal to such remaining number of Undesignated Shares.

Valuation Date:	With respect to any Physical Settlement, the relevant Designated Date. With respect to any Cash Settlement or Net Share Settlement, the last day of the related Unwind Period.

Undesignated Shares:	At any time, the Number of Shares minus the aggregate number of Designated Shares for all Designated Dates occurring prior to such time.

Unwind Period:	For any Cash Settlement or Net Share Settlement, a period of consecutive Scheduled Trading Days (not to exceed ninety (90) Scheduled Trading Days), determined in a good faith and commercially reasonable manner by Dealer beginning on, and including, the Designated Date and ending on the date on which Dealer or its affiliates finishes unwinding Dealer’s Hedge Positions in respect of the Designated Shares for such Designated Date.

Market Disruption Event:	Section 6.3(a) of the Equity Definitions shall be amended by deleting the words “at any time during the one hour period that ends at the relevant Valuation Time, Latest Exercise Time, Knock-in Valuation Time or Knock-out Valuation Time, as the case may be” and replacing them with the words “at any time during the regular trading session on the Exchange, without regard to after hours or any other trading outside of the regular trading session hours”, and by replacing “or (iii) an Early Closure” with; “(iii) an Early Closure or (iv) a Regulatory Disruption”.

Section 6.3(d) of the Equity Definitions is hereby amended by deleting the remainder of the provision following the term “Scheduled Closing Time” in the fourth line thereof.

Any Exchange Business Day on which, as of the date hereof, the Exchange is scheduled to close prior to its normal close of trading shall be deemed not to be an Exchange Business Day; if a closure of the Exchange prior to its normal close of trading on any Exchange Business Day is scheduled following the date hereof, then such Exchange Business Day shall be deemed to be a Disrupted Day in full.

A “Regulatory Disruption” shall occur if the Dealer concludes, in good faith and in its commercially reasonable judgment, based on the advice of counsel, that it is advisable in light of legal, regulatory or self-regulatory requirements or related policies and procedures (whether or not such requirements, policies or procedures are imposed by law or have been voluntarily adopted by Dealer) that are generally applicable to transactions of this nature and related to compliance with applicable laws for Dealer and applied hereto in a non-discriminatory and consistent manner to similarly affected transactions, for Dealer to refrain from or decrease any market activity on any Scheduled Trading Day(s) in which it would otherwise engage in connection with the Transaction. Upon the occurrence of a Regulatory Disruption, Dealer may by written notice to Counterparty elect to deem that a Market Disruption Event has occurred and will be continuing on such Scheduled Trading Day(s). For the avoidance of doubt, if a Market Disruption Event is deemed to have occurred solely in response to the policies and procedures referenced in the first sentence of this paragraph, each affected Scheduled Trading Day will be a Disrupted Day in full. Dealer shall promptly notify Counterparty upon exercising its rights pursuant to this provision and shall subsequently notify Counterparty in writing on the Scheduled Trading Day that Dealer reasonably believes in good faith and upon the advice of counsel that it may resume its market activity.

Consequences of Disrupted Days:	Solely as set forth in Section 9 of this Confirmation. The occurrence of a Disrupted Day shall not otherwise affect an Unwind Period.

Settlement:

Settlement Date:	The date one Settlement Cycle following each Valuation Date.

Relevant Settlement Date:	For any Settlement of any Transaction, the Settlement Date, Cash Settlement Payment Date or Net Share Settlement Date for such Settlement, as the case may be.

Settlement Method Election:	Applicable; provided that:

(i) Net Share Settlement shall be deemed to be included as an additional potential settlement method under Section 7.1 of the Equity Definitions;

(ii)  If Counterparty elects Cash Settlement or Net Share Settlement in the Settlement Notice (as defined below) to Dealer, Counterparty represents and warrants to the Dealer that, as of the date of such election,

(A) Counterparty is not aware of any material non-public information concerning itself or the Shares;

(B)  Counterparty is electing the settlement method and designating the related Designated Date in good faith and not as part of a plan or scheme to evade compliance with Rule 10b-5 (“Rule 10b-5”) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or any other provision of the federal securities laws;

(C) Counterparty is not “insolvent” (as such term is defined under Section 101(32) of the U.S. Bankruptcy Code (Title 11 of the United States Code) (the “Bankruptcy Code”));

(D)  Counterparty would be able to purchase a number of Shares equal to the number of related Designated Shares (or, if greater in the case of a Net Share Settlement, a number of Shares with a value as of the date of such election equal to the product of (I) such number of Designated Shares and (II) the expected Daily Forward Price as of the relevant Designated Date) in compliance with the laws of Counterparty’s jurisdiction of organization;

(E)  Counterparty is not electing Cash Settlement or Net Share Settlement to create actual or apparent trading activity in the Shares (or any security convertible into or exchangeable for Shares) or to raise or depress or otherwise manipulate the price of the Shares (or any security convertible into or exchangeable for Shares) in violation of the Exchange Act; and

(F)  such election, and settlement in accordance therewith, does not and will not violate or conflict with, in any material respect, any law or regulation applicable to Counterparty, or any order or judgment of any court or other agency of government applicable to it or any of its assets, and any governmental consents that are required to have been obtained by Counterparty with respect to such election or settlement have been obtained and are in full force and effect and all conditions of any such consents have been complied with in all material respects; and

(iii) Notwithstanding any election to the contrary as of any Settlement Method Election Date, Physical Settlement shall be applicable:

(A)  to all of the Designated Shares for the relevant Designated Date if, on the relevant Settlement Method Election Date, (I) the closing price per Share on the Exchange is below fifty percent (50%) of the Initial Forward Price (the “Threshold Price”) or (II) the Dealer determines, in good faith and the exercise of its commercially reasonable judgment based (in the case of clause (x) below) on the advice of counsel, that Dealer would be unable to purchase in the market a sufficient number of Shares to unwind its hedge position in respect of the Transaction with respect to the Designated Shares and satisfy its delivery obligation hereunder (if any) (taking into account any overlapping unwind periods in any Additional Transactions) either (x) in a manner that (1) would, if Dealer were Counterparty or an affiliated purchaser of Counterparty, satisfy the safe harbor provided by Rule 10b-18(b) under the Exchange Act and (2) would not raise material risks under applicable securities laws or (y) due to the lack of sufficient liquidity in the Shares (each event in clause (I) and (II) above, a “Trading Condition”); or

(B)  to all or a portion of the Designated Shares for the relevant Designated Date if, on any day during the relevant Unwind Period, (1) either (I) the closing price per Share on the Exchange is below the Threshold Price or (II) Dealer determines, in good faith and the exercise of its commercially reasonable judgment based (in the case of clause (x) of subparagraph (iii)(A)(II) above) on the advice of counsel that a Trading Condition has occurred; or (2) the 90th consecutive Scheduled Trading Day of such Unwind Period occurs;

in which case the provisions set forth below in Section 9(c) shall apply as if such day were the “Early Valuation Date” and (x) for purposes of clause (i) of Section 9(c), such day shall be the last Unwind Date of such Unwind Period and the “Unwound Shares” shall be calculated to, and including, such day and (y) for purposes of clause (ii) of Section 9(c), the “Remaining Amount” shall be equal to the number of Designated Shares for the relevant Designated Date minus the Unwound Shares determined in accordance with clause (x) of this sentence.

Electing Party:	Counterparty.

Settlement Method Election Date:	The Scheduled Trading Day immediately preceding the relevant Designated Date; provided, that Counterparty may only elect Cash Settlement or Net Share Settlement if Counterparty (i) selects a Designated Date at least ninety (90) Scheduled Trading Days prior to the Maturity Date and (ii) delivers written notice of Settlement Method Election (the “Settlement Notice”) to Dealer and such notice contains the Designated Date and the representations and warranties required for the Settlement Method Election.

Default Settlement Method:	Physical Settlement.

Physical Settlement:	If Physical Settlement is applicable, then on the relevant Settlement Date, Dealer will pay to Counterparty an amount equal to the product of (x) the number of Designated Shares for the related Designated Date and (y) the Daily Forward Price on such Settlement Date and Counterparty will deliver to Dealer a number of Shares equal to such number of Designated Shares. Section 9.2 of the Equity Definitions (other than the last sentence thereof) will not apply to any Physical Settlement.

Prepayment:	Not Applicable.

Variable Obligation:	Not Applicable.

Cash Settlement Payment Date:	If Cash Settlement is applicable, the date one Settlement Cycle following the applicable Valuation Date.

Forward Cash Settlement Amount:	The aggregate sum, for all Unwind Dates in the relevant Unwind Period, of the Daily Cash Settlement Amounts.

Daily Cash Settlement Amount:	For any Unwind Date, the product (which may be negative) of (i) the Daily Share Number as of such Unwind Date, and (ii)(A) the Settlement Price for such Unwind Date minus (B) the Daily Forward Price on the date one Settlement Cycle immediately following such Unwind Date.

Unwind Date:	Each Exchange Business Day during the Unwind Period on which Dealer or its affiliates unwind any portion of Dealer’s Hedge Positions in respect of the relevant Designated Date.

Daily Share Number:	For any Unwind Date, the number of Designated Shares with respect to which Dealer or its affiliates unwind any portion of Dealer’s Hedge Positions in respect of the relevant Designated Date.

Settlement Price:	For any Unwind Date, the Rule 10b-18 volume-weighted average price per Share for the regular trading session of the Exchange on such date (without considering trading before the open or after hours trading outside of the regular trading session), as reported by Bloomberg on page “ED <Equity> AQR SEC” or any successor page thereto at 4:15 p.m., New York time (or 15 minutes following the end of any extension of the regular trading session), on such date or, if such price is not so reported on such date or is in the Calculation Agent’s reasonable determination erroneous, as reasonably determined by the Calculation Agent (provided that such price determined by the Calculation Agent is consistent with the price used by the Calculation Agent with respect to other similar equity derivative transactions outstanding, if any, involving the Shares), plus $0.02.

Net Share Settlement:	If Net Share Settlement is applicable, then on the relevant Net Share Settlement Date:

(i) if the Net Share Settlement Number is positive, then Counterparty will deliver to Dealer a number of Shares equal to the Net Share Settlement Number; and

(ii) if the Net Share Settlement Number is negative, then Dealer will deliver to Counterparty a number of Shares equal to the absolute value of the Net Share Settlement Number;

in either case in accordance with Section 9.2 (last sentence only), 9.4 (with the Net Share Settlement Date deemed to be a “Settlement Date” for purposes of such Section 9.4), 9.8, 9.9, 9.11 (as modified herein) and 9.12 of the Equity Definitions as if Physical Settlement were applicable.

Net Share Settlement Number:	A number of Shares equal to the sum of (i) the Aggregate Net Share Number as of the last Unwind Date in the Unwind Period and (ii) the sum of the quotients (rounded to the nearest whole number), for each Unwind Adjustment Amount for such Unwind Period, obtained by dividing (x) such Unwind Adjustment Amount by (y) the Settlement Price on the Forward Price Reduction Date relating to such Unwind Adjustment Amount.

Aggregate Net Share Number:	As of any date, the aggregate sum, for all Unwind Dates in the relevant Unwind Period occurring on or prior to such date, of the quotient (rounded to the nearest whole number) obtained by dividing (x) the Daily Cash Settlement Amount for such Unwind Date by (y) the Settlement Price for such Unwind Date.

Net Share Settlement Date:	The date one Settlement Cycle following the applicable Valuation Date.

Unwind Adjustment Amount:	For any Unwind Period, for any Forward Price Reduction Date that occurs during the period from, and including, the date that is one (1) Settlement Cycle immediately following the relevant Designated Date to, and including, the date that is one (1) Settlement Cycle immediately following the relevant Valuation Date, an amount equal to the product of (i) the relevant Forward Price Reduction Amount multiplied by (ii)(A) if the Aggregate Net Share Number as of the date immediately prior to the date that is one (1) Settlement Cycle immediately preceding the relevant Forward Price Reduction Date is a positive number, such Aggregate Net Share Number or (B) otherwise, zero.

Unwound Shares:	For any Unwind Period at any time, the aggregate sum of the Daily Share Numbers for all Unwind Dates in such Unwind Period that have occurred prior to such time.

Delivery of Shares:	Notwithstanding anything to the contrary herein, either party may, by prior notice to the other party, satisfy its obligation to deliver any Shares on any date due (an “Original Delivery Date”) by making separate deliveries of Shares, as the case may be, at more than one time on or prior to such Original Delivery Date, so long as the aggregate number of Shares so delivered on or prior to such Original Delivery Date is equal to the number required to be delivered on such Original Delivery Date.

Consequences of Late Delivery:	Without limiting the generality of this Confirmation, the Agreement and the Equity Definitions, if for any reason Counterparty fails to deliver when due any Shares required to be delivered hereunder and a Forward Price Reduction Date occurs on or after the date such Shares are due and on or before the date such Shares are delivered, Counterparty acknowledges and agrees that, in addition to any other amounts for which Counterparty may be liable hereunder or under law (but without duplication), Counterparty shall be liable to Dealer for an amount equal to the product of the number of Shares so due but not yet delivered on or prior to such Forward Price Reduction Date and the Forward Price Reduction Amount for such Forward Price Reduction Date.

Representation and Agreement:	Section 9.11 of the Equity Definitions is hereby modified to exclude any representations therein relating to restrictions, obligations, limitations or requirements under applicable securities laws that exist or arise as a result of the fact that Counterparty is the Issuer of the Shares.

Share Adjustments:

Method of Adjustment:	Calculation Agent Adjustment; provided that, Section 11.2(e)(iii) of the Equity Definitions shall be deleted.

Extraordinary Dividend:	Any dividend or distribution on the Shares which has an ex-dividend date occurring on any day following the Trade Date (other than (i) any dividend or distribution of the type described in Section 11.2(e)(i) or Section 11.2(e)(ii)(A) of the Equity Definitions or (ii) a regular, quarterly cash dividend in an amount per Share equal to or less than the Forward Price Reduction Amount corresponding to the relevant quarter that has an ex-dividend date no earlier than the Forward Price Reduction Date corresponding to the relevant quarter).

Extraordinary Events:

Merger Event:	Section 12.1(b) of the Equity Definitions shall be amended by deleting the remainder of such Section following the definition of “Reverse Merger” therein.

Tender Offer:	Applicable.

Delisting:	In addition to the provisions of Section 12.6(a)(iii) of the Equity Definitions, it shall also constitute a Delisting if the Exchange is located in the United States and the Shares are not immediately re-listed, re-traded or re-quoted on any of the New York Stock Exchange, The NASDAQ Global Select Market or The NASDAQ Global Market (or their respective successors); if the Shares are immediately re-listed, re-traded or re-quoted on any such exchange or quotation system, such exchange or quotation system shall be deemed to be the Exchange.

Additional Disruption Events:

Change in Law:	Applicable; provided that Section 12.9(a)(ii) of the Equity Definitions is hereby amended by (i) replacing the phrase “the interpretation” in the third line thereof with the phrase “or public announcement of the formal interpretation”; (ii) replacing the word “Shares” where it appears in clause (X) with the words “Hedge Position”; and (iii) immediately following the word “Transaction” in clause (X) thereof, adding the phrase “in the manner contemplated by it on the Trade Date”.

Failure to Deliver:	Not Applicable.

Hedging Disruption:	Not Applicable.

Increased Cost of Hedging:	Not Applicable.

Increased Cost of Stock Borrow:	Applicable; provided that clause (C) of Section 12.9(b)(v) of the Equity Definitions and the third, fourth and fifth sentences of Section 12.9(b)(v) of the Equity Definitions shall be deleted.

Initial Stock Loan Rate:	[_] basis points per annum.

Loss of Stock Borrow:	Applicable.

Maximum Stock Loan Rate:	[_] basis points per annum.

Hedging Party:	For all applicable Additional Disruption Events, Dealer.

Determining Party:	For all applicable Extraordinary Events, Dealer.

Consequences of Extraordinary Events:	The consequences that would otherwise apply under Article 12 of the Equity Definitions to any applicable Extraordinary Event (other than an Increased Cost of Stock Borrow and any event that also constitutes a Bankruptcy Termination Event) shall not apply, and instead, the consequences specified in Section 9 (or, in the case of a Bankruptcy Termination Event, Section 7) of this Confirmation shall apply.

Acknowledgements:

Non-Reliance:	Applicable.

Agreements and Acknowledgements
Regarding Hedging Activities:	Applicable.

Additional Acknowledgements:	Applicable.

Calculation Agent:	Dealer; provided that if an Event of Default under Section 5(a)(i) or 5(a)(vii) of the Agreement has occurred and is continuing with respect to Dealer, Counterparty shall have the right to designate in good faith and in its commercially reasonable discretion a leading over-the-counter corporate equity derivatives dealer until such time as such Event of Default is no longer continuing.

Following any determination or calculation by the Calculation Agent hereunder, upon a request by Counterparty, the Calculation Agent shall within one Exchange Business Day provide to Counterparty a report displaying in reasonable detail the basis for such determination or calculation, it being understood that the Calculation Agent shall not be obligated to disclose any proprietary or confidential models or other proprietary or confidential information used by it for such determination or calculation.

Account Details:

Payments to Dealer:	To be advised under separate cover or telephone confirmed prior to each Settlement Date.

Payments to Counterparty:	As instructed by Counterparty prior to settlement.

Delivery of Shares to Dealer:	To be furnished to Dealer.

Delivery of Shares to Counterparty:	As instructed by Counterparty prior to settlement.

Offices:

The Office of Counterparty for the Transaction is: Inapplicable, Counterparty is not a Multibranch Party.

The Office of Dealer for the Transaction is: As set forth in Annex B hereto.

4.	Conditions to Effectiveness:

(a)	The effectiveness of this Confirmation on the Effective Date shall be subject to the following conditions:

(i)	Shares are sold by the [Agent] [insert name of relevant Forward Seller] acting as forward seller for Dealer, on or after the Trade Date; and

(ii)	Such shares are sold on or before the Hedge Completion Date;

in each case pursuant to the Equity Distribution Agreement dated May [ ], 2026, between Counterparty and Dealer, among others and as may be amended and supplemented from time to time (the “Equity Distribution Agreement”).

(b)	If the Equity Distribution Agreement is terminated prior to any such sale of the Shares thereunder during such period, the parties shall have no further obligations in connection with the Transaction.

5.	Representations and Agreements of Counterparty: Counterparty represents and warrants to, and agrees with, Dealer as of the date hereof that:

(a)

Counterparty shall promptly provide written notice, to the extent such notice does not constitute material non-public information, to Dealer upon obtaining knowledge of (i) the occurrence or announcement of any event that would constitute an Event of Default, Potential Event of Default or a Potential Adjustment Event or (ii) any Announcement Date in respect of an Extraordinary Event;

(b)

Counterparty will keep available at all times, for the purpose of issuance upon settlement of the Transaction as herein provided, the maximum number of Shares of Counterparty as may then be issuable upon settlement of the Transaction. The Shares of Counterparty, when issued and delivered, from time to time, upon settlement of the Transaction, will have been duly authorized and validly issued, fully-paid and non-assessable, and the issuance of such Shares will not be subject to any pre-emptive or similar rights;

(c)

Counterparty shall not take any action to reduce or decrease the number of authorized and unissued Shares below the sum of (i) the maximum number of Shares of Counterparty as may then be issuable upon settlement of the Transaction plus (ii) the total number of Shares then issuable upon settlement (whether by net share settlement or otherwise) of any other transaction or agreement relating to the Shares to which it is a party (or, if greater, the number of Shares reserved by Counterparty for settlement of or delivery under such transaction or agreement);

(d)

Counterparty will not repurchase any Shares during the term of this Transaction if, immediately following such repurchase, the Outstanding Share Percentage would be equal to or greater than 8.0%, and it will notify Dealer promptly upon the announcement or consummation of any repurchase of Shares that, taken together with the amount of all repurchases since the date of the last such notice (or, if no such notice has been given, since the Trade Date), would increase such percentage by more than 1% of the number of then-outstanding Shares. The “Outstanding Share Percentage” as of any day is a fraction (1) the numerator of which is the aggregate of the Number of Shares and the “Number of Shares” (as defined in the applicable Additional Confirmation) under any outstanding Additional Transactions and (2) the denominator of which is the total number of Shares outstanding on such day;

(e)

As of the Trade Date, it is not and it agrees that, as of the Effective Date and the date of any payment or delivery by Counterparty or Dealer hereunder, it will not be, “insolvent” (as such term is defined under Section 101(32) of the Bankruptcy Code);

(f)

Neither Counterparty nor any of its “affiliated purchasers” (as defined by Rule 10b-18 under the Exchange Act (“Rule 10b-18”) shall take any action during any Unwind Period that would cause any purchases of Shares by Dealer or any of its affiliates in connection with any Cash Settlement or Net Share Settlement not to meet the requirements of the safe harbor provided by Rule 10b-18 if such purchases were made by Counterparty. Without limiting the foregoing, during any Unwind Period, except with the prior written consent of Dealer, Counterparty will not, and will cause its affiliated purchasers (as defined in Rule 10b-18) not to, directly or indirectly (including, without limitation, by means of a derivative instrument) purchase, offer to purchase, place any bid or limit order that would effect a purchase of, or announce or commence any tender offer relating to, any Shares (or equivalent interest, including a unit of beneficial interest in a trust or limited partnership or a depository share) or any security convertible into or exchangeable for the Shares. For the avoidance of doubt the immediately preceding sentence shall not apply to any purchase, offer to purchase, bid or limit orders effected by or for an issuer plan by an agent independent of the issuer (each as defined in Regulation M (“Regulation M”) promulgated under the Exchange Act);

(g)

Counterparty will not engage in any “distribution” that would cause a “restricted period” (as such term is defined in Regulation M) in respect of Shares or any security with respect to which the Shares are a “reference security” (as such term is defined in Regulation M) during any Unwind Period;

(h)

During any Unwind Period, Counterparty shall: (i) prior to the opening of trading in the Shares on any day on which Counterparty makes, or expects to be made, any public announcement (as defined in Rule 165(f) under the Securities Act) of any Merger Transaction, notify Dealer of such public announcement; (ii) promptly notify Dealer following any such announcement that such announcement has been made; and (iii) promptly (but in any event prior to the next opening of the regular trading session on the Exchange) provide Dealer with written notice specifying (A) Counterparty’s average daily Rule 10b-18 Purchases (as defined in Rule 10b-18) during the three full calendar months immediately preceding the related announcement date that were not effected through Dealer or its affiliates and (B) the number of Shares purchased pursuant to the proviso in Rule 10b-18(b)(4) under the Exchange Act for the three full calendar months preceding such announcement date. Such written notice shall be deemed to be a certification by Counterparty to Dealer that such information is true and correct. In addition, Counterparty shall promptly notify Dealer of the earlier to occur of the completion of such transaction and the completion of the vote by target shareholders. Counterparty acknowledges that any such notice may result in a Regulatory Disruption or may affect the length of any ongoing Unwind Period and may result in an Acceleration Event; accordingly, Counterparty acknowledges that its delivery of such notice must comply with the standards set forth in Section 11(c) of this Confirmation. “Securities Act” means the Securities Act of 1933, as amended. “Merger Transaction” means any merger, acquisition or similar transaction involving a recapitalization as contemplated by Rule 10b-18(a)(13)(iv) under the Exchange Act;

(i)

Counterparty is an “eligible contract participant” (as such term is defined in the Commodity Exchange Act, as amended) and an “accredited investor” (as defined in Section 2(a)(15)(ii) of the Securities Act);

(j)

Counterparty is not entering into the Transaction, and will not elect Cash Settlement or Net Share Settlement, to create actual or apparent trading activity in the Shares (or any security convertible into or exchangeable for Shares) or to raise or depress or otherwise manipulate the price of the Shares (or any security convertible into or exchangeable for Shares) in violation of the Exchange Act or any other applicable securities laws;

(k)

Counterparty (i) is capable of evaluating investment risks independently, both in general and with regard to all transactions and investment strategies involving a security or securities; (ii) will exercise independent judgment in evaluating the recommendations of any broker-dealer or its associated persons, unless it has otherwise notified the broker-dealer in writing; [and (iii) has total assets of at least $50 million as of the date hereof;][5]

(l)

Without limiting the generality of Section 13.1 of the Equity Definitions, Counterparty acknowledges that Dealer is not making any representations or warranties with respect to the accounting treatment of the Transaction, including without limitation ASC Topic 260, Earnings Per Share, ASC Topic 815, Derivatives and Hedging, FASB Statements 128, 133, as amended, 149 or 150, EITF 00-19, 01-6, 03-6 or 07-5, ASC Topic 480, Distinguishing Liabilities from Equity, ASC 815-40, Derivatives and Hedging – Contracts in Entity’s Own Equity (or any successor issue statements) or under the Financial Accounting Standards Board’s Liabilities & Equity Project;

(m)

Counterparty is in compliance with its reporting obligations under the Exchange Act and its most recent Annual Report on Form 10-K, together with all reports subsequently filed by it pursuant to the Exchange Act, taken together and as amended and supplemented to the date of this representation, do not, as of their respective filing dates, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading;

(n)

Counterparty is not aware of any material non-public information regarding itself or the Shares. Counterparty is entering into this Confirmation and will provide any Settlement Notice in good faith and not as part of a plan or scheme to evade compliance with Rule 10b-5 or any other provision of the federal securities laws; and Counterparty has consulted with its own advisors as to the legal aspects of its adoption and implementation of this Confirmation under Rule 10b5-1 under the Exchange Act (“Rule 10b5-1”);

[5]	Include if applicable for Dealer entity.

(o)

Counterparty is not, and after giving effect to the transactions contemplated hereby will not be, required to register as an “investment company” as such term is defined in the Investment Company Act of 1940, as amended;

(p)

Counterparty: (i) is an “institutional account” as defined in FINRA Rule 4512(c); and (ii) is capable of evaluating investment risks independently, both in general and with regard to all transactions and investment strategies involving a security or securities, and will exercise independent judgment in evaluating any recommendations of Dealer or its associated persons; and

(q)

COUNTERPARTY UNDERSTANDS THAT THE TRANSACTION IS SUBJECT TO COMPLEX RISKS WHICH MAY ARISE WITHOUT WARNING AND MAY AT TIMES BE VOLATILE AND THAT LOSSES MAY OCCUR QUICKLY AND IN UNANTICIPATED MAGNITUDE AND IS WILLING TO ACCEPT SUCH TERMS AND CONDITIONS AND ASSUME SUCH RISKS.

6.

Covenant Regarding Settlement: Counterparty acknowledges and agrees that any Shares delivered by Counterparty to Dealer on any Settlement Date or Net Share Settlement Date will be (i) newly issued, (ii) approved for listing or quotation on the Exchange, subject to official notice of issuance, and (iii) registered under the Exchange Act. Subject to Section 10 of this Confirmation, on the basis of the Forward Letter (as defined below), such Shares, when delivered by Dealer (or an affiliate of Dealer) to securities lenders from whom Dealer (or an affiliate of Dealer) borrowed Shares in connection with hedging its exposure to the Transaction, will be freely saleable without further registration or other restrictions under the Securities Act in the hands of those securities lenders (other than any restriction arising from the status or actions of Dealer or its affiliates). Dealer agrees, subject to Section 10 of this Confirmation, that it will use such Shares, directly or indirectly, and irrespective of whether any such stock loan is effected by Dealer or an affiliate thereof, solely for the purposes of delivery to such securities lenders as contemplated in the Forward Letter. Accordingly, subject to Section 10 of this Confirmation, Counterparty agrees that any Shares so delivered by Counterparty will not bear a restrictive legend and will be deposited in, and the delivery thereof shall be effected through the facilities of, the Clearance System.

7.

Termination on Bankruptcy: The parties hereto agree that, notwithstanding anything to the contrary in the Agreement or the Equity Definitions, the Transaction constitutes a contract to issue a security of Counterparty as contemplated by Section 365(c)(2) of the Bankruptcy Code and that the Transaction and the obligations and rights of Counterparty and Dealer (except for any liability as a result of breach of any of the representations or warranties provided by Counterparty in Section 5 above) shall immediately terminate, without the necessity of any notice, payment (whether directly, by netting or otherwise) or other action by Counterparty or Dealer, if, on or prior to the final Relevant Settlement Date, an Insolvency Filing occurs or any other proceeding commences with respect to Counterparty under the Bankruptcy Code (a “Bankruptcy Termination Event”).

8.	[Reserved]

9.	Acceleration Events:

(a)

Notwithstanding anything to the contrary herein, in the Agreement or in the Equity Definitions, at any time following the occurrence and during the continuation of an Acceleration Event, Dealer (or, in the case of an Acceleration Event that is an Event of Default or a Termination Event, the party that would be entitled to designate an Early Termination Date in respect of such event pursuant to Section 6 of the Agreement) (the “Accelerating Party”) shall, by not more than 20 days’ notice to the other party, have the right to designate any Scheduled Trading Day on or following the date that notice of such designation is effective to be the “Early Valuation Date,” in which case the provisions set forth in this Section 9 shall apply in lieu of Section 6 of the Agreement or Article 12 of the Equity Definitions; provided that Section 6 of the Agreement shall apply in the case of (1) an Event of Default pursuant to Section 5(a)(i) of the Agreement in connection with an Early Valuation Date, and (2) an Event of Default pursuant to Section 5(a)(vii) of the Agreement with respect to Dealer.

(b)

If the Early Valuation Date occurs on a date that is not during an Unwind Period, then the Early Valuation Date shall be deemed to be a Designated Date for a Physical Settlement, and the number of Designated Shares for such Designated Date shall be the number of Undesignated Shares on the Early Valuation Date; provided that in the case of an Acceleration Event of the type described in paragraph (e)(iii) or (vi) below, the number of Designated Shares for such Designated Date shall be only such number of Designated Shares necessary so that such Acceleration Event shall no longer exist after such Physical Settlement, as determined by the Calculation Agent.

(c)

If the Early Valuation Date occurs during an Unwind Period, then (i) (A) the last Unwind Date of such Unwind Period shall occur on the Early Valuation Date, (B) a settlement shall occur in respect of such Unwind Period and, except as otherwise provided herein, the settlement method elected by Counterparty in respect of such settlement shall apply, and (C) the number of Designated Shares for such settlement shall be deemed to be the number of Unwound Shares for such Unwind Period on the Early Valuation Date, and (ii) (A) the Early Valuation Date shall be deemed to be an additional Designated Date for a Physical Settlement and (B) the number of Designated Shares for such additional Designated Date shall be the Remaining Amount on the Early Valuation Date; provided that in the case of an Acceleration Event of the type described in paragraph (e)(iii) or (vi) below, the number of Designated Shares for such additional Designated Date shall be only such number of Designated Shares necessary so that such Acceleration Event shall no longer exist after such Physical Settlement, as determined by the Calculation Agent.

(d)

Notwithstanding the foregoing, in the case of an Early Valuation Date that occurs due to the announcement of a Nationalization or a Merger Event, if at the time of the related Settlement Date or Net Share Settlement Date, as applicable, the Shares have changed into cash or any other property or the right to receive cash or any other property, such cash, other property or right shall be deliverable instead of such Shares.

(e)	“Acceleration Event” means:

(i)

any Event of Default or Termination Event (other than an Event of Default or Termination Event that also constitutes a Bankruptcy Termination Event) that would give rise to the right of either party to designate an Early Termination Date pursuant to Section 6 of the Agreement;

(ii)

the announcement of any event or transaction relating to the Shares that, if consummated, would result in (x) the occurrence of a Merger Event or Tender Offer, or (y) the occurrence of a Nationalization, Delisting or Change in Law, in each case as determined by the Calculation Agent in good faith and a commercially reasonable manner;

(iii)	A Loss of Stock Borrow;

(iv)	the declaration or payment by Counterparty of any Extraordinary Dividend;

(v)	the occurrence of a Market Disruption Event during an Unwind Period and the continuance of such Market Disruption Event for at least eight consecutive Scheduled Trading Days;

(vi)	the occurrence of an Excess Section 13 Ownership Position or Excess Regulatory Ownership Position; or

(vii)	the occurrence of the Maturity Date during an Unwind Period.

10.

Private Placement Procedures: If either Dealer or Counterparty reasonably determines, based on the advice of counsel, that Counterparty will be unable to comply with the covenant set forth in the second sentence of Section 6 of this Confirmation because of a change in law or a change in the policy of the Securities and Exchange Commission or its staff, or Dealer otherwise reasonably determines, based on the advice of counsel, that in its reasonable opinion any Shares to be delivered to Dealer by Counterparty hereunder may not be freely returned by Dealer or its affiliates to securities lenders as contemplated by Section 6 of this Confirmation, then delivery of any such Shares (the “Restricted Shares”) shall be effected pursuant to Annex A hereto, unless waived by Dealer.

11.	Rule 10b5-1:

(a)

The parties acknowledge that following any election of Cash Settlement or Net Share Settlement by Counterparty, this Confirmation is intended to constitute a binding contract satisfying the requirements of Rule 10b5-1(c) of the Exchange Act and agree that this Confirmation shall be interpreted to comply with such requirements.

(b)

The times and prices at which Dealer (or its agent or affiliate) purchases any Shares during any Unwind Period shall be at Dealer’s sole discretion. Counterparty acknowledges that during any Unwind Period Counterparty does not have, and shall not attempt to exercise, any influence over how, when or whether to effect purchases of Shares or any other transactions by Dealer (or its agent or affiliate) in connection with this Confirmation. Counterparty represents, warrants and agrees that, during an Unwind Period, it will not enter into or alter any corresponding or hedging transaction or position with respect to the Shares.

(c)

Counterparty hereby agrees with Dealer that during any Unwind Period Counterparty shall not communicate, directly or indirectly, any material non-public information (within the meaning of such term under Rule 10b5-1) to any employee of Dealer (or its agents or affiliates) who is directly involved with the hedging of, and trading with respect to, the Transaction. Counterparty acknowledges and agrees that any amendment, modification, waiver or termination of the Transaction must be effected in accordance with the requirements for the amendment or termination of a contract, instruction or plan under Rule 10b5-1(c). Without limiting the generality of the foregoing, any such amendment, modification, waiver or termination shall be made in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b-5 under the Exchange Act, and no such amendment, modification or waiver shall be made at any time at which Counterparty is aware of any material non-public information regarding Counterparty or the Shares.

12.

Capped Number of Shares: Notwithstanding any other provision of the Agreement or this Confirmation, in no event will Counterparty be required to deliver in the aggregate in respect of all Settlement Dates, Net Share Settlement Dates or other dates on which Shares are delivered in respect of any amount owed under this Confirmation a number of Shares greater than the product of 1.5 and the Number of Shares (the “Capped Number”). Counterparty represents and warrants to Dealer (which representation and warranty shall be deemed to be repeated on each day that the Transaction is outstanding) that the Capped Number is equal to or less than the number of authorized but unissued Shares that are not reserved for future issuance in connection with transactions in the Shares (other than the Transaction) on the date of the determination of the Capped Number. In the event Counterparty shall not have delivered the full number of Shares otherwise deliverable as a result of this Section 12 (the resulting deficit, the “Deficit Shares”), Counterparty shall be obligated to deliver Shares, from time to time until the full number of Deficit Shares have been delivered pursuant to this Section 12, when, and to the extent, that (A) Shares are repurchased, acquired or otherwise received by Counterparty or any of its subsidiaries after the Trade Date (whether or not in exchange for cash, fair value or any other consideration) and are not required to be used for any other purpose, (B) authorized and unissued Shares reserved for issuance in respect of other transactions as of the Trade Date become no longer so reserved and (C) Counterparty authorizes any additional unissued Shares that are not reserved for other transactions (such events as set forth in clauses (A), (B) and (C) above, collectively, the “Share Issuance Events”). Counterparty shall promptly notify Dealer of the occurrence of any of the Share Issuance Events (including the number of Shares subject to clause (A), (B) or (C) and the corresponding number of Shares to be delivered) and, as promptly as reasonably practicable after such Share Issuance Event (or, if later, on the Settlement Date, Net Share Settlement Date or the date of any Private Placement Settlement for which there are Deficit Shares), deliver such Shares. For the avoidance of doubt, Counterparty shall not be required to satisfy in cash any share delivery obligation if a Share Issuance Event does not occur. To the extent any Shares that become available as a result of any Share Issuance Event are to be used by Counterparty for the settlement or satisfaction of the Transaction, any Additional Transaction or any other transaction under a confirmation entered into by the Company and another dealer pursuant to the Equity Distribution Agreement (each, an “Other Dealer’s Transaction” and such Shares, the “Newly Available Shares”), any such Newly Available Shares shall be allocated to the Transaction, any Additional Transaction and any Other Dealer’s Transaction on a ratable basis in accordance with the respective remaining Share delivery obligations thereunder.

13.	Transfer, Assignment and Designation:

(a)

Notwithstanding any provision of the Agreement to the contrary, Dealer may assign, transfer and set over all rights, title and interest, powers, privileges and remedies of Dealer under the Transaction, in whole but not in part, to an affiliate of Dealer without the consent of Counterparty; provided that (i) at the time of assignment or transfer, such affiliate or its guarantor, if any, has equal or better creditworthiness than Dealer; (ii) no Event of Default, Potential Event of Default or Termination Event with respect to which Dealer or such affiliate is the Defaulting Party or an Affected Party, as the case may be, exists or would result therefrom, (iii) no Acceleration Event or other event giving rise to a right or responsibility to designate an Early Valuation Date or otherwise terminate or cancel the Transaction or to make an adjustment to the terms of the Transaction would result therefrom, and (iv) Counterparty shall not, as a result of such assignment or transfer, (A) be required to pay to Dealer or such affiliate an additional amount in respect of any Tax, (B) receive a payment from which an amount is required to be deducted or withheld for or on account of a Tax as to which no additional amount is required to be paid, (C) otherwise be subject to materially adverse tax consequences, (D) become subject to the jurisdiction of any state or country other than the United States of America or (E) become subject to any regulatory requirements with respect to margin for uncleared swaps or clearing.

(b)

Notwithstanding any other provision in this Confirmation to the contrary requiring or allowing Dealer to purchase, sell, receive or deliver any Shares or other securities to or from Counterparty, Dealer may designate any of its affiliates to purchase, sell, receive or deliver such Shares or other securities and otherwise to perform Dealer’s obligations in respect of the Transaction and any such designee may assume such obligations. Dealer shall be discharged of its obligations to Counterparty to the extent of any such performance.

14.

Indemnity: Counterparty agrees to indemnify Dealer and its affiliates and their respective directors, officers, agents and controlling parties (Dealer and each such affiliate or person being an “Indemnified Party”) from and against any and all losses (but, for the avoidance of doubt, not including financial losses to an Indemnified Party relating to the economic terms of the Transaction provided that the Counterparty performs its obligations under this Confirmation in accordance with its terms), claims, damages and liabilities, joint and several, incurred by or asserted against such Indemnified Party, that arise out of, are in connection with, or relate to, any breach of any covenant or representation made by Counterparty in this Confirmation or the Agreement, and Counterparty will reimburse any Indemnified Party for all reasonable documented out-of-pocket expenses (including reasonable legal fees and expenses) as they are incurred in connection with the investigation of, preparation for, or defense of any pending or threatened claim or any action or proceeding arising therefrom, whether or not such Indemnified Party is a party thereto. Counterparty will not be liable under this Indemnity paragraph to the extent that any such loss, claim, damage, liability or expense results from an Indemnified Party’s gross negligence, bad faith, or willful misconduct or Dealer’s material breach of this Confirmation or the Agreement. If for any reason the foregoing indemnification is unavailable to any Indemnified Party or insufficient to hold harmless any Indemnified Party, then Counterparty shall contribute, to the maximum extent permitted by law, to the amount paid or payable by the Indemnified Party as a result of such loss, claim, damage or liability not resulting from its gross negligence, bad faith or willful misconduct, provided that no person guilty of fraudulent misrepresentation shall be entitled to contribution.

15.	No Collateral; Netting; Setoff:

(a)	Notwithstanding any provision of the Agreement or any other agreement between the parties to the contrary, the obligations of Counterparty and Dealer hereunder are not secured by any collateral.

(b)

If on any date any Shares would otherwise be deliverable under the Transaction or any Additional Transaction by Counterparty to Dealer and by Dealer to Counterparty, then, on such date, each party’s obligations to make delivery of such Shares will be automatically satisfied and discharged and, if the aggregate number of Shares that would otherwise have been deliverable by one party exceeds the aggregate number of Shares that would have otherwise been deliverable by the other party, replaced by an obligation upon the party by whom the larger aggregate number of Shares would have been deliverable to deliver to the other party the excess of the larger aggregate number over the smaller aggregate number.

(c)

The parties agree that upon the occurrence of an Early Valuation Date or an Early Termination Date with respect to the non-Accelerating Party, the Defaulting Party or the Affected Party, as applicable (“X”), the other party (“Y”) will have the right (but not be obliged) without prior notice to X or any other person to set-off or apply any obligation of X owed to Y (whether or not matured or contingent and whether or not arising under the Agreement, and regardless of the currency, place of payment or booking office of the obligation) against any obligation of Y owed to X (whether or not matured or contingent and whether or not arising under the Agreement, and regardless of the currency, place of payment or booking office of the obligation). Y will give notice to the other party of any set-off effected under this Section 15.

(d)

Amounts (or the relevant portion of such amounts) subject to set-off may be converted by Y into the Termination Currency or into Shares, at the election of Y, at the rate of exchange at which such party would be able, acting in a reasonable manner and in good faith, to purchase the relevant amount of such currency or Shares. If any obligation is unascertained, Y may in good faith estimate that obligation and set-off in respect of the estimate, subject to the relevant party accounting to the other when the obligation is ascertained. Nothing in this Section 15 shall be effective to create a charge or other security interest.

(e)

Notwithstanding anything to the contrary in the foregoing, Dealer and Counterparty agree not to set off or net amounts due from the other party with respect to the Transaction against amounts due from Dealer or Counterparty with respect to contracts or instruments that are not Equity Contracts. “Equity Contract” means any transaction or instrument that does not convey to Dealer rights, or the ability to assert claims, that are senior to the rights and claims of common stockholders in the event of Counterparty’s bankruptcy and are recognized and classified as equity in the Counterparty’s financial statements under generally accepted accounting principles in the United States.

16.

Delivery of Cash: For the avoidance of doubt, nothing in this Confirmation shall be interpreted as requiring Counterparty to deliver cash in respect of the settlement of the Transaction, except (i) where Counterparty elects Cash Settlement and the Forward Cash Settlement Amount is a positive number or (ii) where Section 6 of the Agreement applies as provided in Section 9(a) of this Confirmation. For the avoidance of doubt, the preceding sentence shall not be construed as limiting any damages that may be payable by Counterparty as a result of a breach of or an indemnity under this Confirmation or the Agreement.

17.

Status of Claims in Bankruptcy: Dealer acknowledges and agrees that this Confirmation is not intended to convey to Dealer rights with respect to the transactions contemplated hereby that are senior to the claims of common stockholders in any U.S. bankruptcy proceedings of Counterparty; provided that nothing herein shall limit or shall be deemed to limit Dealer’s right to pursue remedies in the event of a breach by Counterparty of its obligations and agreements with respect to this Confirmation and the Agreement; and provided further that nothing herein shall limit or shall be deemed to limit Dealer’s rights in respect of any transaction other than the Transaction.

18.

Limit on Beneficial Ownership: Notwithstanding anything to the contrary in the Agreement or this Confirmation, in no event shall Dealer be entitled to receive, or be deemed to receive, Shares to the extent that, upon such receipt of such Shares, and after taking into account any Shares concurrently delivered by Counterparty under any Additional Confirmation, (i) the “beneficial ownership” (within the meaning of Section 13 of the Exchange Act and the rules promulgated thereunder) of Shares by Dealer, any of its affiliates’ business units subject to aggregation with Dealer for purposes of the “beneficial ownership” test under Section 13 of the Exchange Act and all persons who may form a “group” (within the meaning of Rule 13d-5(b)(1) under the Exchange Act) with Dealer with respect to “beneficial ownership” of any Shares (collectively, “Dealer Group”) would be equal to or greater than 8.0% of the outstanding Shares (an “Excess Section 13 Ownership Position”) or (ii) Dealer, Dealer Group or any person whose ownership position would be aggregated with that of Dealer or Dealer Group (Dealer, Dealer Group or any such person, a “Dealer Person”) under the New York Business Corporation Law (the “Applicable State Takeover Statute”) or any state or federal bank holding company or banking laws, or other federal, state or local laws, regulations or regulatory orders applicable to ownership of Shares, including but not limited to the Federal Power Act (“Applicable Laws”), would own, beneficially own, constructively own, control, hold the power to vote or otherwise meet a relevant definition of ownership in excess of a number of Shares equal to (x) the lesser of (A) the maximum number of Shares that would be permitted under Applicable Laws and (B) the number of Shares that would give rise to reporting or registration obligations or other requirements (including obtaining prior approval by a state or federal regulator, such as a state or federal banking regulator or the Federal Energy Regulatory Commission) of a Dealer Person under Applicable Laws (including, without limitation, “interested stockholder” or “acquiring person” status under the Applicable State

Takeover Statute) and with respect to which such requirements have not been met or the relevant approval has not been received or that would give rise to any consequences under the constitutive documents of Counterparty or any contract or agreement to which Counterparty is a party, in each case minus (y) 1% of the number of Shares outstanding on the date of determination (such condition described in clause (ii), an “Excess Regulatory Ownership Position”). Dealer shall notify Counterparty if, at any time, an Excess Section 13 Ownership Position or Excess Regulatory Ownership Position has occurred or would occur as the result of a delivery by Counterparty to Dealer. If any delivery owed to Dealer hereunder is not made, in whole or in part, as a result of this provision, Counterparty’s obligation to make such delivery shall not be extinguished and Counterparty shall make such delivery as promptly as practicable after, but in no event later than one Exchange Business Day after, Dealer gives notice to Counterparty that such delivery would not result in (x) Dealer Group directly or indirectly so beneficially owning in excess of 8.0% of the outstanding Shares or (y) the occurrence of an Excess Regulatory Ownership Position.

19.	Acknowledgements:

(a)	Counterparty acknowledges that:

(i)

During the term of the Transaction, Dealer and its affiliates may buy or sell Shares or other securities or buy or sell options or futures contracts or enter into swaps or other derivative securities in order to establish, adjust or unwind its hedge position with respect to the Transaction.

(ii)

Dealer and its affiliates may also be active in the market for the Shares and derivatives linked to the Shares other than in connection with hedging activities in relation to the Transaction, including acting as agent or as principal and for its own account or on behalf of customers.

(iii)

Dealer shall make its own determination as to whether, when or in what manner any hedging or market activities in Counterparty’s securities shall be conducted and shall do so in a manner that it deems appropriate to hedge its price and market risk with respect to the Settlement Price.

(iv)

Any market activities of Dealer and its affiliates with respect to the Shares may affect the market price of the Shares, as well as any Settlement Price, each in a manner that may be adverse to Counterparty.

(v)

The Transaction is a derivative transaction; Dealer and its affiliates may purchase or sell Shares for their own account at prices that may be greater than, or less than, the prices paid or received by Counterparty under the terms of the Transaction.

(b)

The parties intend for this Confirmation to constitute a “Contract” as described in the letter dated October 6, 2003 submitted on behalf of GS&Co. to Paula Dubberly of the staff of the Securities and Exchange Commission (the “Staff”) to which the Staff responded in an interpretive letter dated October 9, 2003 (the “Forward Letter”).

(c)	The parties hereto intend, subject to Section 7 of this Confirmation, for:

(i)

this Transaction to be a “securities contract” as defined in Section 741(7) of the Bankruptcy Code, qualifying for the protections under Sections 362(b)(6), 362(b)(27), 362(o), 546(e), 546(j), 548(d)(2), 555 and 561 of the Bankruptcy Code;

(ii)

the rights given to Dealer and Counterparty pursuant to “Acceleration Events” in Section 9 above to constitute “contractual rights” to cause the liquidation of a “securities contract” and to set off mutual debts and claims in connection with a “securities contract”, as such terms are used in Sections 555 and 362(b)(6) of the Bankruptcy Code;

(iii)	Dealer to be a “financial institution” within the meaning of Section 101(22) of the Bankruptcy Code;

(iv)

all payments for, under or in connection with the Transaction, all payments for Shares and the transfer of Shares to constitute “settlement payments” and “transfers” under a “securities contract” as defined in the Bankruptcy Code; and

(v)

any or all obligations that either party has with respect to this Confirmation or the Agreement to constitute property held by or due from such party to margin, guaranty or settle obligations of the other party with respect to the transactions under the Agreement (including the Transaction) or any other agreement between such parties.

20.	Notices: For the purpose of Section 12(a) of the Agreement:

(a)	Address for notices or communications to Dealer: As set forth in Annex B hereto.

(b)	Address for notices or communications to Counterparty:

Address: Consolidated Edison, Inc.,
4 Irving Place,
New York, NY 10003
Attention:	Yukari Saegusa, Vice President and Treasurer
Telephone:	[REDACTED]
Facsimile:	[REDACTED]
E-mail:	[REDACTED]

Any notice given by email will be deemed effective on the date it is delivered unless the date of that delivery (or attempted delivery) is not a Local Business Day (in respect of the receiving party) or that communication is delivered (or attempted) after the close of business on a Local Business Day (in respect of the receiving party), in which case that communication will be deemed given and effective on the first following day that is a Local Business Day (in respect of the receiving party).

21.

Waiver of Right to Trial by Jury: EACH OF COUNTERPARTY AND DEALER HEREBY IRREVOCABLY WAIVES (ON SUCH PARTY’S OWN BEHALF AND, TO THE EXTENT PERMITTED BY APPLICABLE LAW, ON BEHALF OF SUCH PARTY’S STOCKHOLDERS) ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS CONFIRMATION OR THE ACTIONS OF COUNTERPARTY AND DEALER OR ANY OF THEIR AFFILIATES IN THE NEGOTIATION, PERFORMANCE OR ENFORCEMENT HEREOF.

22.

Severability: If any term, provision, covenant or condition of this Confirmation, or the application thereof to any party or circumstance, shall be held to be invalid or unenforceable in whole or in part for any reason, the remaining terms, provisions, covenants, and conditions hereof shall continue in full force and effect as if this Confirmation had been executed with the invalid or unenforceable provision eliminated, so long as this Confirmation as so modified continues to express, without material change, the original intentions of the parties as to the subject matter of this Confirmation and the deletion of such portion of this Confirmation will not substantially impair the respective benefits or expectations of parties to the Agreement; provided that this severability provision shall not be applicable if any provision of Section 2, 5, 6 or 13 of the Agreement (or any definition or provision in Section 14 of the Agreement to the extent that it relates to, or is used in or in connection with any such Section) shall be so held to be invalid or unenforceable.

23.

Tax Disclosure: Notwithstanding anything to the contrary herein, in the Equity Definitions or in the Agreement, and notwithstanding any express or implied claims of exclusivity or proprietary rights, the parties (and each of their employees, representatives or other agents) are authorized to disclose to any and all persons, beginning immediately upon commencement of their discussions and without limitation of any kind, the tax treatment and tax structure of the Transaction, and all materials of any kind (including opinions or other tax analyses) that are provided by either party to the other relating to such tax treatment and tax structure.

24.	Schedule Provisions:

(a)	For so long as the Agreement is in the form of the 1992 ISDA Master Agreement, for purposes of Section 6(e) of the Agreement and the Transaction:

(i)	Loss will apply.

(ii)	The Second Method will apply.

(b)	The Termination Currency shall be USD.

(c)	Other:

(i)	Cross Default: The provisions of Section 5(a)(vi) of the Agreement will not apply to Dealer and will not apply to Counterparty.

(ii)	The “Automatic Early Termination” provision of Section 6(a) of the Agreement will not apply to Dealer and will not apply to Counterparty.

(d)	Part 2(a) of the ISDA Schedule – Payer Representations:

For the purpose of Section 3(e) of the Agreement, each of Dealer and Counterparty makes the following representation: It is not required by any applicable law, as modified by the practice of any relevant governmental revenue authority, of any Relevant Jurisdiction to make any deduction or withholding for or on account of any Tax from any payment (other than interest under Section 2(e), 6(d)(ii) or 6(e) of the Agreement) to be made by it to the other party under the Agreement. In making this representation, it may rely on (i) the accuracy of any representations made by the other party pursuant to Section 3(f) of the Agreement, (ii) the satisfaction of the agreement contained in Section 4(a)(i) or 4(a)(iii) of the Agreement and the accuracy and effectiveness of any document provided by the other party pursuant to Section 4(a)(i) or 4(a)(iii) of the Agreement and (iii) the satisfaction of the agreement of the other party contained in Section 4(d) of the Agreement, except that it will not be a breach of this representation where reliance is placed on clause (ii) above and the other party does not deliver a form or document under Section 4(a)(iii) by reason of material prejudice to its legal or commercial position.

(e)	Part 2(b) of the ISDA Schedule – Payee Representation:

For the purpose of Section 3(f) of the Agreement, Counterparty makes the following representation to Dealer:

Counterparty is a corporation for U.S. federal income tax purposes established under the laws of the State of New York and is a U.S. person (as that term is defined in section 1.1441-4(a)(3)(ii) of the U.S. Treasury Regulations) for U.S. federal income tax purposes.

For the purpose of Section 3(f) of the Agreement, Dealer makes the representation(s) to Counterparty as set forth in Annex B hereto.

(f)	Part 3(a) of the ISDA Schedule – Tax Forms:

Party Required to Deliver Document

	Form/Document/Certificate	Date by which to be Delivered

Counterparty	A complete and duly executed United States Internal Revenue Service Form W-9 (or successor thereto.)	(i) Upon execution and delivery of this Confirmation; (ii) promptly upon reasonable demand by Dealer; and (iii) promptly upon learning that any such Form previously provided by Counterparty has become obsolete or incorrect.

Dealer	As set forth in Section 3 (Tax Forms) of Annex B hereto.	(i) Upon execution and delivery of this Confirmation; (ii) promptly upon reasonable demand by Counterparty; and (iii) promptly upon learning that any such Form previously provided by Dealer has become obsolete or incorrect.

Additionally, Counterparty and Dealer shall, promptly upon request by the other party, provide such other tax forms and documents reasonably requested by such other party in order to allow such other party to make a payment under this Confirmation without any deduction or withholding for or on account of any tax or with such deduction or withholding at a reduced rate.

(g)

Part 2(a) of the ISDA Schedule – Withholding Tax imposed on payments to non-US counterparties under the U.S. Foreign Account Tax Compliance Act: “Tax” as used in Part 2(a) of this Schedule (Payer Tax Representation) and “Indemnifiable Tax” as defined in Section 14 of the Agreement shall not include any U.S. federal withholding tax imposed or collected pursuant to Sections 1471 through 1474 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), and any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b) of the Code, or any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement entered into in connection with the implementation of such sections of the Code (a “FATCA Withholding Tax”). For the avoidance of doubt, a FATCA Withholding Tax is a Tax the deduction or withholding of which is required by applicable law for the purposes of Section 2(d) of the Agreement.

(h)

HIRE Act: To the extent that either party to the Agreement or this Confirmation with respect to a Transaction is not an adhering party to the ISDA 2015 Section 871(m) Protocol published by the International Swaps and Derivatives Association, Inc. on November 2, 2015 and available at www.isda.org, as may be amended, supplemented, replaced or superseded from time to time (the “871(m) Protocol”), the parties agree that the provisions and amendments contained in the Attachment to the 871(m) Protocol are incorporated into and apply to the Agreement and this Confirmation with respect to the Transaction as if set forth in full herein. The parties further agree that, solely for purposes of applying such provisions and amendments to the Agreement with respect to the Transaction, references to “each Covered Master Agreement” in the 871(m) Protocol will be deemed to be references to the Agreement with respect to the Transaction, and references to the “Implementation Date” in the 871(m) Protocol will be deemed to be references to the Trade Date of the Transaction.

25.

Transaction Reporting: To the extent any information regarding the Transaction is required to be reported to a trade repository or similar entity by applicable law, Dealer shall satisfy, or cause to be satisfied, such reporting obligations.

26.

Other Forward(s): Counterparty agrees that (x) it shall not cause to occur, or permit to exist, any Initial Hedge Period at any time there is (1) an “Initial Hedge Period” (or equivalent term) relating to any other transaction under a confirmation entered into by Counterparty and another dealer (an “Other Dealer”) pursuant to the Equity Distribution Agreement (each, an “Other Dealer’s Transaction”) or (2) any “Unwind Period” (or equivalent term) hereunder or under any Other Dealer’s Transaction, and (y) it shall not cause to occur, or permit to exist, an Unwind Period at any time there is an “Initial Hedge Period” (or equivalent term) relating to any transaction with Dealer or any Other Dealer’s Transaction. Dealer and Counterparty agree that if Counterparty designates a “Relevant Settlement Date” (or equivalent concept) with respect to one or more Other Dealer’s Transaction for which “Cash Settlement” (or equivalent concept) or “Net Share Settlement” (or equivalent concept) is applicable, and the resulting “Unwind Period” (or equivalent concept) for such Other Dealer’s Transaction coincides for any period of time with an Unwind Period for a Transaction (the “Overlap Unwind Period”), Counterparty shall notify Dealer at least one (1) Scheduled Trading Day prior to the commencement of such Overlap Unwind Period of the first Scheduled Trading Day and the length of such Overlap Unwind Period, and Dealer shall be permitted to purchase Shares to unwind its hedge in respect of this Transaction only on alternating Scheduled Trading Days during such Overlap Unwind Period, commencing on the first, second, third or later Scheduled Trading Day of such Overlap Unwind Period, as notified to Dealer by Counterparty at least one (1) Scheduled Trading Day prior to such Overlap Unwind Period (which alternating Scheduled Trading Days, for the avoidance of doubt, would be every other Scheduled Trading Day if there is only one Other Dealer in such Overlap Unwind Period, every third Scheduled Trading Day if there are two Other Dealers, etc.).

27.	Dealer Provisions: The parties hereby agree that the terms set forth in Annex B hereto shall apply to this Confirmation.

[Signature page to follow. Remainder of page intentionally left blank]

Yours sincerely,

[•]

By:
Name:
Title:

Confirmed as of the date first above written:

CONSOLIDATED EDISON, INC.

By:
Name: Yukari Saegusa
Title: Vice President and Treasurer

SCHEDULE I

FORWARD PRICE REDUCTION DATES AND AMOUNTS

Forward Price Reduction Date[6]	Forward Price Reduction Amount
[•], 20[•]	USD	[•]
[•], 20[•]	USD	[•]
[•], 20[•]	USD	[•]
[•], 20[•]	USD	[•]
[•], 20[•]	USD	[•]
[•], 20[•]	USD	[•]

[6]	Insert expected ex-dividend dates.

Schedule I

ANNEX A

PRIVATE PLACEMENT PROCEDURES

If Counterparty delivers Restricted Shares pursuant to Section 10 above (a “Private Placement Settlement”), then:

(a) the delivery of Restricted Shares by Counterparty shall be effected in accordance with customary private placement procedures with respect to such Restricted Shares reasonably acceptable to Dealer. Counterparty shall not take, or cause to be taken, any action that would make unavailable either the exemption pursuant to Section 4(a)(2) of the Securities Act for the sale by Counterparty to Dealer (or any affiliate designated by Dealer) of the Restricted Shares or the relevant exemption under the Securities Act for private resales of the Restricted Shares by Dealer (or any such affiliate of Dealer);

(b) as of or prior to the date of delivery, Dealer and any potential purchaser of any such Restricted Shares from Dealer (or any affiliate of Dealer designated by Dealer) identified by Dealer shall be afforded a commercially reasonable opportunity to conduct a due diligence investigation with respect to Counterparty customary in scope for similarly sized private placements of equity securities of similarly situated issuers, provided that, prior to receiving or being granted access to any information, any such potential purchaser may be required by Counterparty to enter into a customary nondisclosure agreement with Counterparty in respect of any such due diligence investigation;

(c) as of the date of delivery, Counterparty shall enter into an agreement (a “Private Placement Agreement”) with Dealer (or any affiliate of Dealer designated by Dealer) in connection with the private placement of such Restricted Shares by Counterparty to Dealer (or any such affiliate) and the private resale of such Restricted Shares by Dealer (or any such affiliate), substantially similar to private placement purchase agreements customary for private placements of equity securities of similar size, in form and substance commercially reasonably satisfactory to Dealer, which Private Placement Agreement shall include, without limitation, provisions substantially similar to those contained in such private placement purchase agreements relating, without limitation, to the indemnification of, and contribution in connection with the liability of, Dealer and its affiliates and the provision of customary opinions, accountants’ comfort letters (provided that the Dealer provides upon request customary representation letters on Securities Act liability to the accountants) and lawyers’ negative assurance letters, and shall provide for the payment by Counterparty of all reasonable and documented out-of-pocket fees and expenses in connection with such resale, including all reasonable and documented fees and expenses of counsel for Dealer, and shall contain representations, warranties, covenants and agreements of Counterparty reasonably necessary or advisable to establish and maintain the availability of an exemption from the registration requirements of the Securities Act for such resales; and

(d) in connection with the private placement of such Restricted Shares by Counterparty to Dealer (or any such affiliate) and the private resale of such Restricted Shares by Dealer (or any such affiliate), Counterparty shall, if so requested by Dealer, prepare, in cooperation with Dealer, a private placement memorandum customary for comparable private placements and otherwise in form and substance reasonably satisfactory to Dealer.

In the case of a Private Placement Settlement, Dealer may, in its determination and without duplication of any other provision of this Confirmation, adjust the amount of Restricted Shares to be delivered to Dealer hereunder and/or the applicable Daily Forward Price(s) in a commercially reasonable manner to reflect the fact that such Restricted Shares may not be freely returned to securities lenders by Dealer and may only be saleable by Dealer at a discount to reflect the lack of transferability and liquidity in Restricted Shares.

Annex A-1

If Counterparty delivers any Restricted Shares in respect of the Transaction, Counterparty agrees that (i) such Shares may be transferred by and among Dealer and its affiliates and (ii) after the minimum “holding period” within the meaning of Rule 144(d) under the Securities Act has elapsed after the applicable Settlement Date or Net Share Settlement Date, Counterparty shall (so long as Dealer or any such affiliate is not an “affiliate” of Counterparty within the meaning of Rule 144 under the Securities Act) promptly remove, or cause the transfer agent for the Shares to remove, any legends referring to any transfer restrictions from such Shares upon delivery by Dealer (or such affiliate of Dealer) to Counterparty or such transfer agent of seller’s and broker’s representation letters customarily delivered by Dealer or its affiliates in connection with resales of restricted securities pursuant to Rule 144 under the Securities Act, each without any further requirement for the delivery of any certificate, consent, agreement, opinion of counsel, notice or any other document, any transfer tax stamps or payment of any other amount or any other action by Dealer (or such affiliate of Dealer).

[Remainder of page intentionally left blank]

Annex A-2

ANNEX B

Dealer Annex

[Dealer]

1.	[INSERT APPLICABLE STANDARD RESOLUTION STAY PROTOCOL LANGUAGE]

2.	[DEALER-SPECIFIC INFORMATION TO BE INSERTED]

Annex B-1

ANNEX C

PRICING SUPPLEMENT

DATE:	[•], 20[•]

TO:	Consolidated Edison, Inc.
ATTENTION:	Yukari Saegusa, Vice President and Treasurer
TELEPHONE:	[REDACTED]
FACSIMILE:	[REDACTED]
EMAIL:	[REDACTED]

FROM:	[•]

Ladies and Gentlemen:

This is the “Pricing Supplement” contemplated by the Issuer Forward Transaction dated [•], 20[•] (the “Confirmation”), between Consolidated Edison, Inc. and [•] (“Dealer”).

Terms not defined herein shall have the meaning ascribed to them in the Confirmation.

For all purposes under the Confirmation:

(a) the Hedge Completion Date is [•];

(b) the Number of Shares shall be [•], subject to further adjustment in accordance with the terms of the Confirmation; and

(c) the Initial Forward Price shall be USD [•]

[Signature Pages Follow]

Annex C-1

Please confirm the foregoing by executing a copy of this Pricing Supplement and returning it to Dealer.

Yours sincerely,

[•]

By:
Name:
Title:

Annex C-2

Confirmed as of the date first above written:

CONSOLIDATED EDISON, INC.

By:
Name: Yukari Saegusa
Title: Vice President and Treasurer

Annex C-3